High Yield Total Return Portfolio
10f-3 Report
For the Quarter Ended June 30, 2003



Issuer              Trade Date                Selling Broker

Xerox Corp.        June 19, 2003               Deutsche Bank

Amount Purchased    Purchase Price U.S.$      % of Fund Assets
800,000	            100.000                    0.34


% of Issue
0.15